EXHIBIT 99.1

Custodial and Shareholder’s Agreement

THIS AGREEMENT is by and between Geotec Thermal Generators, Inc., a Florida publicly traded Company (hereinafter called “Geotec”) and Kodiak Production, LLC, a wholly owned subsidiary of Geotec, (hereinafter called “Kodiak”) and various shareholders, listed herein, (hereinafter called the “Shareholders”), or named individually and Deerfield Enterprises, Inc., (hereinafter called “Deerfield Enterprises”)

WHEREAS, the shareholders listed herein, desire to invest income assets and capital in Geotec for common and preferred stock, from Deerfield Enterprises;

WHEREAS, the shareholders in and among themselves are bound together by a pledge not to sell, loan, pledge or offer their Geotec shares obtained from this agreement, under the terms and conditions of this agreement;

WHEREAS, “Specific Shareholders” that are signatories to this Agreement, have specific responsibilities to all the other shareholders listed in this Agreement, as specified in the terms and conditions of this Agreement;

WHEREAS, this Agreement may be deemed or termed a temporary Agreement, since it is drafted by the Specific Shareholders and it may be revised and modified by Agreement of all Specific Shareholders, through and with legal counsel;

WHEREAS: Geotec Thermal Generators, Inc. has provided a four hundred thousand dollar loan to Deerfield Capital Consultants to purchase the working capital loan that Deerfield has granted to Consolidated Resources Group Inc. (OTC:CSRZ) for the securing of the reclamation permit at the Fiat coal storage site located in Fulton County, Illinois.

WHEREAS: Geotec Thermal Generators, Inc. is desirous of acquiring income producing assets from Deerfield Enterprises.

WHEREAS: Kodiak Production, LLC. is desirous of acquiring income producing assets from Deerfield Enterprises.

WHEREAS: Deerfield Enterprises, Inc. is desirous of acquiring common and preferred stock in both Kodiak Production, LLC. and Geotec Thermal Generators, Inc.

WHEREAS, the Shareholders and Specific Shareholders are owners of Deerfield Enterprises, Inc. and/or shall obtain individual equity ownership of the shares of Geotec or Kodiak under the terms and conditions of this Agreement;

Now and Therefore, the Shareholders and Deerfield and Geotec/Kodiak agree to the following terms and conditions, set forth herein;

Definitions and Relationships/Rights:

A. Specific Shareholders shall include: Justin Wallace Herman, who is President of Kodiak, W. Richard Lueck, who is also the President, CEO and sole director of Geotec and CEO of Kodiak, Bradley T. Ray, who is President of Deerfield Enterprises, Inc. and Obrian Norris who is President of Deerfield Capital. In this Agreement, the Specific Shareholders shall have the right to determine and negotiate or change the purchase rights of the Shareholders, other than Dr. Arthur Gottmann’s rights as stated below. Notwithstanding, as stated and contemplated in this Agreement, W. Richard Lueck and Justin Wallace Herman shall concur and agree with the individual direction and decisions of Bradley T. Ray, and Obrian Norris, after W. Richard Lueck and Justin Wallace Herman have received their shares

B. Shareholders shall include the specific shareholders, by definition individually and severely, and additionally, individually and severely: Dr. Art Gottmann, Oscar Sanchez, Cindy Estes, Michael Parkoff, and Ceasar Nunnis.

Now and Specifically:

1. Dr. Arthur Gottmann is purchasing the right to invest up to $2.2 Million in Kodiak and Geotec for 9% of Geotec’s common stock, non-diluted up and until 220 million shares are outstanding, at $0.06 per share. Dr. Art Gottmann currently owns 3.3 million shares of Geotec which is currently 9% of the common stock. In addition, he has received 7% of Kodiak Productions, LLC, for these funds. As the first transaction occurs, in item 2, below for Geotec, Dr. Gottmann shall be issued 3.5 million shares of Geotec. Therefore, if and when, as anticipated in this Agreement, Geotec has 220 million shares outstanding, Dr. Art Gottmann shall obtain an additional 16.5 million shares

2. Deerfield Enterprises agrees to invest 100,000 tons of coal (current spot price value is $35 per ton, with a net value or profit anticipated, upon sale, of $18 per ton, or a value of $1.8 Million, or $0.038 cents per share) into Geotec and 100,000 tons of coal into Kodiak, as an income producing asset, for which Deerfield Enterprises shall receive 47 million shares of Geotec common stock and 20% ownership of Kodiak

3. Deerfield Enterprises also agrees to invest 600,000 tons of coal into Geotec for Series A Preferred Stock, with a stated $10 value, that converts into 90 million shares of Geotec common stock.

4. Deerfield Enterprises also agrees to invest 2% of the 5% royalty that Deerfield Capital shall receive from the 22 million tons of coal sale by Consolidated Resources Group Inc. (OTC:CSRZ). This 2% is estimated and represented to produce about $8 million to Geotec, over three years. For this investment, Deerfield Enterprises shall receive 35 million shares of Geotec Common stock, as these sales are completed, and the shares shall be issued quarterly by Geotec as funds are received.

5. All of the Shareholders shall be enable and given the irrevocable right to purchase the stock of Geotec, as it is acquired from each of the transactions above, as they are entitled under the terms and conditions of this agreement, individually and severely, for the sum as a nominal consideration for each transaction by each individual shareholder.

A. For the first transaction, outlined in item 2, above, W. Richard Lueck shall be able to purchase 13.7 million shares, Justin Wallace Herman shall be able to purchase 9.4 million shares and the remaining shares subject to this transaction shall be issued to the Shareholders, as determined jointly by Bradley T. Ray and Obrian Norris.

B. For the second transaction, outlined in item 3, above, W. Richard Lueck shall be able to purchase 22.5 million shares, Justin Wallace Herman shall be able to purchase 8.9 million shares and the remaining shares subject to this transaction shall be issued to the Shareholders, as determined jointly by Bradley T. Ray and Obrian Norris.

C. For the third transaction, outlined in item 4, above, W. Richard Lueck shall be able to purchase 8.8 million shares, Justin Wallace Herman shall be able to purchase 3.5 million shares and the remaining shares subject to this transaction shall be issued to the Shareholders, as determined jointly by Bradley T. Ray and Obrian Norris.

6. Equity ownership in Kodiak shall be determined by the Specific Shareholders, however W. Richard Lueck, and Justin Herman shall not participate in the decision of distribution, and each of them individually and severely waive any rights to such equity distribution described in this Agreement.

7. All of the parties to this Agreement, even those parties that are not signatories, that will receive stock shall have their shares locked up with an escrow agent of the choice of the Specific Shareholders that are executing this Agreement, for a period of 5 years from the date of this Agreement. However, all parties shall benefit based upon their share ownership, if any future transaction would occur for or on behalf of Geotec or Kodiak, such that shareholders could benefit, as agreed by each and all the Specific Shareholders.

In addition, W. Richard Lueck has approximately 10 million shares of Geotec, in his own name, and/or in the name of Honest Tee Control Trust, of which he has individual Trustee signatory rights. W. Richard Lueck shall, and hereby agrees to place these additional shares, or all of his current ownership of Geotec into the same lock up escrow account to be treated under the same lock up terms and conditions of this Agreement, and said shares become subject to and part of this Agreement. However, these shares are not considered as part of these owned/acquired shares by and between the parties mentioned herein.

Notices.

8.            (a)        All notices hereunder to the Shareholders or Corporate Businessees shall be sent by United States certified or registered mail or overnight mail, addressed to it at the respective’s legal business or individual’s address;

(b)        All notices hereunder to Geotec shall be sent by United States certified or registered mail or overnight mail, addressed to it at 5956 N. W. 63rd Way, Parkland, FL 33067

(c)        Either party may change the address for sending notices by so notifying the other party in writing and specifying the new address. Any notice mailed as provided above shall be deemed given 24 hours after it is deposited in the mail with sufficient postage attached.

Governing Law.

9. The validity, interpretation, and performance of the Agreement with respect to any portion of the Agreement shall be the State of Florida, Palm Beach County.

Arbitration.

10. Any controversy or claim arising out of or relating to this Agreement or its breach shall be heard by three arbitrators, and determined by a majority of them. Each party shall appoint one arbitrator, and the two arbitrators shall select the third, but if they cannot agree, the third arbitrator shall be appointed by a trade association. The arbitrators shall render their decision within 45 days after the third arbitrator is selected, and judgment upon such decision may be entered in any court of competent jurisdiction. If the arbitrators fail to render a decision within the 45-day period, the arbitration provisions shall be terminated, and all controversies or claims shall be resolved by court action.

Entire Contract, Modification and Waiver, Survival of Obligations.

11.          (a)        This Agreement sets forth the entire agreement between the parties relating to its subject matter and supersedes all prior negotiations and dealings.

(b)        No modification or waiver of any provision hereof shall be binding upon either party unless in writing and signed by the other’s authorized representative. No waiver by either party of the other party’s breach of any provision hereof shall be construed as a waiver of a subsequent breach, whether of the same or a different provision.

Severability.

12. If any provision hereof conflicts with governing law or is held invalid by a court of competent jurisdiction, such provision shall be deleted and the Agreement shall be construed to give effect to the remaining provisions.

Binding Effect.

13. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns.

Headings.

14. Headings in this Agreement are for convenience and reference only and shall not be used to define or construe its terms and provisions.

Counterparts.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on the day and year first set forth above.

DEERFIELD ENTERPRISES, INC.	GEOTEC THERMAL GENERATORS, INC.

By: /s/ Bradley T. Ray	By: /s/ W. Richard Lueck
Name: Bradley T. Ray	Name: W. Richard Lueck
Title: President	Title: President, Chief Executive Officer

SPECIFIC SHAREHOLDERS SIGNING INDIVIDUALLY

By: /s/ W. Richard Lueck	By: /s/ Justin Wallace Herman
Name: W. Richard Lueck	Name: Justin Wallace Herman

By: /s/ Bradley T. Ray	By: /s/ Obrian Norris
Name: Bradley T. Ray	Name: Obrian Norris